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                                                                   EXHIBIT 3.2.5

                             OPERATING AGREEMENT OF
                                  P-FOUR, LLC,
                      A DELAWARE LIMITED LIABILITY COMPANY

      THIS OPERATING AGREEMENT (this "AGREEMENT") of P-Four, LLC, a Delaware limited liability company (the "COMPANY"), is entered into as of December 23, 2004 and shall constitute the "limited liability company agreement" of the Company within the meaning of Section 18-101(7) of the Delaware Limited Liability Company Act, Title 6, Delaware Corporations Code, Section 18-101 et seq., as amended (the "Act").

      1. Except as otherwise provided in this Agreement, the default provisions of the Act shall apply to the Company.

      2. Amkor International Holdings, a Cayman Islands company, shall be the sole "member" of the Company within the meaning of Section 18-101(11) of the Act (the "MEMBER").

      3. The Company shall maintain a Delaware registered office and agent for the service of process as required by the Act. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be.

      4. The purpose and scope of the Company shall be to engage in such lawful activities as shall be determined by the Member in its sole and absolute discretion.

      5. Title to all Company property shall be held in the name of the Company; provided, however, that the Company shall make such distributions of cash and/or property to the Member from time to time as the Member shall determine in its sole and absolute discretion.

      6. Except as otherwise required by applicable law, the Member shall have no personal liability for the debts and obligations of the Company.

      7. The Member shall have no obligation to make any contributions to the capital of the Company and shall make only such contributions as the Member shall determine in its sole and absolute discretion.

      8. The Member shall have no obligation to provide any services to the Company and shall provide only such services as the Member shall determine in its sole and absolute discretion.

      9. The Company shall indemnify the Member and the officers of the Company to the fullest extent permitted by law.

      10. The Member shall control the management and operation of the Company in such manner as it shall determine in its sole and absolute discretion. Without limiting the foregoing, each of the following individuals is hereby appointed as an officer of the Company in the position set

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forth opposite his or her name to serve at the pleasure of the Member, provided that any such individual shall cease to be an officer of the Company effectively immediately upon the date such individual ceases to be an employee of or consultant to Amkor Technology, Inc., a Delaware corporation ("ATI"), or one of its direct or indirect subsidiaries:

      Michael Santangelo - President
      Joanne Solomon - Vice President
      Evelyn Madrigal - Treasurer
      Atty. Aleli Militsala -  Corporate Secretary

      Officers of the Company may be removed by the Member at any time and for any reason, and additional officers may be appointed from time to time by the Member. No officer need be a Member. Any officers so designated shall have such authority and perform such duties as the Member may, from time to time, delegate to them. The Member may assign titles to particular officers and, if the title is one commonly used for officers of a Delaware corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Member. Any officer may resign at any time by giving written notice to the Company and the Member.

      11. Notwithstanding any provision of this Agreement to the contrary, any contract, agreement, deed, lease, note or other document or instrument executed on behalf of the Company by the Member or the officers of the Company shall be deemed to have been duly executed and third parties shall be entitled to rely upon the power of the Member or the officers, as the case may be, to bind the Company without otherwise ascertaining that the requirements of this Agreement have been satisfied.

      12. The "Amkor" names and marks are the property of ATI. Any authority granted to the Company to use such names and marks may be withdrawn by ATI at any time without compensation to the Company. Following the dissolution and liquidation of the Company, all right, title and interest in and to such names and marks shall be held solely by ATI.

      13. The interpretation and enforceability of this Agreement and the rights and liabilities of the Member and officers as such shall be governed by the laws of the State of Delaware as such laws are applied in connection with limited liability company operating agreements entered into and wholly performed upon in Delaware by residents of Delaware. To the extent permitted by the Act and other applicable law, the provisions of this Agreement shall supersede any contrary provisions of the Act or other applicable law.

      14. In the event any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be deemed severed from the remainder of this Agreement and replaced with a valid and enforceable provision as similar in intent as reasonably possible to the provision so severed, and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

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      15. This Agreement may be amended, in whole or in part, only through a written amendment executed by the Member.

      16. This Agreement contains the entire understanding and intent of the Member regarding the Company and supersedes any prior written or oral agreement respecting the Company. There are no representations, agreements, arrangements, or understandings, oral or written, of the Member relating to the Company which are not fully expressed in this Agreement.

                            [Signature Page Follows]

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      IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first above written.

                                         AMKOR INTERNATIONAL HOLDINGS

                                          /s/ Kenneth T. Joyce
                                         ---------------------------
                                         Kenneth T. Joyce, Chairman

                    SIGNATURE PAGE TO OPERATING AGREEMENT OF
                                   P-FOUR, LLC